Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration Statement (Form S-8 No. 333-208615) pertaining to the 2015 Equity Incentive Plan of Hollysys Automation Technologies Ltd. of our reports dated September 22, 2022, with respect to the consolidated financial statements of Hollysys Automation Technologies Ltd. and the effectiveness of internal control over financial reporting of Hollysys Automation Technologies Ltd. included in this Annual Report (Form 20-F) of Hollysys Automation Technologies Ltd. for the fiscal year ended June 30, 2022.

/s/ Union Power HK CPA Limited

Hong Kong, The People’s Republic of China

September 22, 2022